EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

December 1, 2009

ChinaCast Education Corporation
Suite 08, 20/F, One International Financial Centre
No. 1 Harbour View Street
Central, Hong Kong

Ladies and Gentlemen:

We have acted as counsel to ChinaCast Education Corporation, a Delaware corporation. (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of the shares of the Company’s common stock, par value $0.0001 per share (the “Company Shares”), as described in the Company’s Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Act initially filed with the U.S. Securities and Exchange Commission on December 1, 2009 (the “462(b) Registration Statement”). The 462(b) Registration Statement is being filed to register additional securities pursuant to Rule 462(b), for an underwritten public offering related to the Registration Statement on Form S-3 (File No. 333-153165), as amended (the “Original Registration Statement”).  The 462(b) Registration Statement incorporates by reference the Original Registration Statement and the related prospectus included therein (the “Prospectus”).  All of the Company Shares are to be sold by the Company as described in the Original Registration Statement, the Prospectus, and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that when the 462(b) Registration Statement has become effective under the Act, the Company Shares when duly issued and sold in the manner described in the Prospectus and the Prospectus Supplement, and upon receipt by the Company of payment therefor as described in the “Underwriting” Section of the Prospectuc and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

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ChinaCast Education Corporation December 1, 2009 Page 2

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, to the use of our name as your counsel and to all references made to us in the 462(b) Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP